Exhibit 10.7

Nace Resources. Inc.
69 MacArthur Loop
Highland Park, IL 60035

August 29, 2002

Craig Dees, Ph.D.
Chief Executive Officer
Provectus Pharmaceuticals, Inc.
7327 Oak Ridge Highway, Suite B
Knoxville, TN 37931

Dear Craig:

        This is to confirm the engagement of NRI, Inc. ("NRI") by Provectus Pharmaceuticals, Inc. (the "Company") to render certain investment banking services in connection with a contemplated private placement or other sale by the Company (the "Contemplated Private Placement") to one or more potential investors of securities of the Company, which could include, without limitation, debt or equity securities of the Company; options, warrants or rights to acquire debt or equity securities convertible into or exchangeable for debt or equity securities of the Company ("Senior Securities").

        1.    Services to be Rendered.    NRI will perform such of the following services in connection with the Contemplated Private Placement as the Company may reasonably request:

  a.
  NRI will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

  b.
  NRI will assist the Company in revising as necessary and distributing a Confidential Offering Memorandum of the Company relating to the Contemplated Private Placement (the "Confidential Memorandum");

  c.
  NRI will assist the company in the process of identifying a number of potential accredited investors which might have an interest in receiving the Confidential Memorandum and evaluating participation in the Contemplated Private Placement;

  d.
  Upon authorization from the Company, NRI will contact one or more of such Contemplated investors;

  e.
  NRI will assist the Company and its Board of Directors in evaluating proposals received from any such potential investors;

  f.
  NRI will participate with the Company and its counsel in negotiations relating to the Contemplated Private Placement; and

  g.
  NRI will participate in meetings of the Board of Directors of the Company (such participation to be in person or by telephone, as appropriate) at which the Contemplated Private Placement is to be considered and, as appropriate, will report to the Board of Directors with respect thereon.

        In connection with NRI's activities on the Company's behalf, the Company agrees to cooperate with NRI and will furnish to, or cause to be furnished to, NRI all information and data concerning the Company (the "Information") which NRI reasonably deems appropriate for purposes of the Confidential Memorandum or otherwise and will provide NRI with access to the Company's officers, directors, employees and advisors. The Company represents and warrants that all Information made available to NRI by the Company with respect to a Contemplated Private Placement or otherwise included or incorporated by reference in the Confidential Memorandum will be complete and correct and that any projections, forecasts or other Information provided by the Company to NRI will have been prepared in good faith and will be based upon reasonable assumptions. The Company agrees to promptly notify NRI if the Company believes that any Information previously provided to NRI has become materially misleading. The Company acknowledges and agrees that, in rendering its services hereunder, NRI will be using and relying on the Information (and information available from public sources and other sources deemed reliable by NRI) without independent verification thereof or independent appraisal or evaluation of the Company, or any party to the transaction. NRI does not assume responsibility for the accuracy or completeness of the Information, the Confidential Memorandum or any other information regarding the Company. If all or any portion of the business of the Company is engaged in through subsidiaries or other affiliates, the references in this paragraph to the Company will, when appropriate, be deemed also to include such subsidiaries or other affiliates.

        It is further understood that any advice rendered by NRI during the course of participating in negotiations and meetings of the Board of Directors of the Company, as well as any written materials provided by NRI, are intended solely for the benefit and confidential use of the Board of Directors and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without NRI's prior written consent.

        The Company represents to NRI that the Company has not engaged in any other offering of securities and has taken all actions necessary that would cause the Contemplated Private Placement to qualify for an applicable exemption from registration under the Securities Act of 1933, as amended.

        2.    Fees.    In the event that the Contemplated Private Placement is consummated with an investor introduced to the Company by NRI, the Company will pay or cause to be paid to NRI a fee (the "Placement Fee") as a result of such consummation. The Placement Fee will consist of the following: (a) cash equal to five percent (5%) of the Transaction Consideration (as defined below); and (b) warrants for the purchase of the Company's common stock at an exercise price equal to the per share price of common stock paid to the Company in connection with the Private Placement or the per share price at which any Senior Security issued in connection with the Private Placement is convertible into shares of the Company's common stock. The total number of shares underlying the Transaction Consideration if any, and five percent (5%) of the number of shares of common stock into which any Senior Security issued in connection with the Private Placement is convertible; provided, however, that the total number of shares underlying the warrants shall in no event exceed 50,000 per $1,000,000 of Transaction Consideration. The warrants shall have a term of five years.

        For purposes of this letter agreement, the term "Transaction Consideration" will mean the total amount of cash and the fair market value of the other property paid, payable or contributed directly or indirectly to the Company, any of its security holders or any of its shareholders or executive officers in connection with the Contemplated Private Placement.

        The Placement Fee will be payable in full upon the closing of the Contemplated Private Placement; provided, however, that if the Transaction Consideration includes consideration the receipt of which is contingent upon the passage of time or the occurrence of some future event or circumstance ("Contingent Value"), the portion of the Placement Fee attributable to such Contingent Value will be paid to NRI at the earlier of (x) the date on which payment of such Contingent Value is due of (y) the time that such Contingent Value can be determined or reasonably estimated.

        If any portion of the Transaction Consideration is received in the form of securities for which a public trading market existed prior to consummation of the Contemplated Private Placement, the value of such securities, for purposes of calculating the Transaction Consideration, will be based on the 30-day trading average ending on the last trading day prior to the consummation of the Contemplated Private Placement. If such securities do not have an existing public trading market, the value of the securities will be the mutually agreed upon fair market value thereof.

        3.    Expenses.    Subject to a cap of $25,000, the Company will at the closing of the transaction reimburse NRI for all out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by NRI) reasonably incurred by it in connection with its engagement hereunder. Any reimbursable expense in excess of $1,000 requires the prior written approval of an unauthorized officer of the Company.

        4.    Indemnification, Contribution and Limit on Liability.    The Company agrees that it will indemnify and hold harmless NRI and its affiliates, and its and their respective directors, officers, employees, agents and controlling persons (NRI and each such person being an "Indemnified Party") from and against all losses, claims, damages and liabilities, joint or several, as incurred, to which such Indemnified Party may become subject under any applicable United States federal or state law, or otherwise, and related to or arising out of (i) any untrue statement or alleged untrue statement of a material fact contained in any information (whether oral or written) or documents, including without limitation the Confidential Memorandum, Information and public information, furnished or made available by the Company, directly, through NRI or otherwise, to any offeree of any of the Company's securities or any of their representatives or the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein not misleading, in the light of the circumstances under which they were made, or (ii) any transaction contemplated by this letter agreement or the engagement of NRI pursuant to, and the performance by NRI of the services contemplated by, this letter agreement; provided, however, that the Company will not be liable under clauses (i) and (ii) hereof to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from NRI's misrepresentation of a material fact contained in any information (whether oral or written) or documents prepared in whole or in part by NRI's bad faith, willful misconduct or gross negligence in performing the services described above. The Company also agrees to reimburse any Indemnified Party for all expenses (including counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of the Company. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its equity holders or creditors related to or arising out of the engagement of NRI pursuant to, or the performance by NRI of the services contemplated by, this Agreement except to the extent that any loss, claim, damage or liability is found in a final judgment by a court to have resulted from NRI's bad faith, willful misconduct or gross negligence.

        If the indemnification provided for in this letter agreement is for any reason held unenforceable, the Company agrees to contribute to the losses, claims, damages and liabilities, as incurred, for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and NRI, on the other hand, of the Contemplated Private Placement (whether or not the Contemplated Private Placement is consummated), provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Company agrees that for the purposes of this paragraph the relative benefits to the Company and NRI of the Contemplated Private Placement as contemplated shall be deemed to be in the same proportion that the total value of securities sold or contemplated to be sold by the Company as a result of or in connection with the Proposed Private Placement bears to the Fee paid or to be paid to NRI under this letter agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Parties be required to contribute an aggregate amount in excess of the aggregate Fee actually paid to NRI under this Agreement.

        5.    Notices, Defense and Settlement of Claim, Action or Proceedings.    Promptly after receipt by an Indemnified Party of notice of any claim or the commencement of any action or proceeding with respect to which an Indemnified Party may be entitled to indemnity hereunder, the Indemnified Parties will notify the Company in writing of such claim or of the commencement of such action or proceeding, and the Company will assume the defense of such action or proceeding and will employ counsel satisfactory to the Indemnified Parties and will pay the fees and expenses of such counsel, as incurred. Notwithstanding the preceding sentence, any Indemnified Party will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if such Indemnified Party has been advised by counsel that a conflict of interest exists which makes representation by counsel chosen by the Company not advisable or if such Indemnified Party has been advised by counsel that Company's assumption of the defense does not adequately represent its interest. In such event, the Company will pay the fees and disbursements of one such separate counsel for all Indemnified Parties.

        The Company agrees that, without NRI's prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Agreement (whether or not NRI or any other Indemnified Party is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise and consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action or proceeding. The Company shall not be liable for any settlement, compromise or consent effected without its written consent.

        In the event NRI or any Indemnified Party is requested or required to appear as a witness in any action brought by or on behalf of or against the Company or any affiliate or any participant in a transaction covered hereby in which NRI or such Indemnified Party is not named as a defendant, the Company agrees to reimburse NRI for all expenses incurred by it in connection with such Indemnified Party's appearing and preparing to appear as a witness, including, without limitation the fees and disbursements of its legal counsel.

        6.    Termination.    NRI's engagement under may be terminated by either the Company or NRI at any time, with or without cause, upon written notice to the other party; provided, however, that (a) no such termination will affect NRI's right to expense reimbursement under Section 3, the payment of any accrued and unpaid fees pursuant to Section 2 or the indemnification contemplated by Section 4 and (b) if the Company, directly or indirectly, consummates the Contemplated Private Placement within twenty-four months following such termination with any party (i) which NRI has identified, or (ii) in respect to which NRI has rendered advice, or (iii) with which the Company has directly or indirectly held discussions or furnished information regarding the Company prior to such termination, then NRI will be entitled to the full amount of the fee contemplated by Section 2. Subject to the provisions of this paragraph, NRI's engagement will terminate six (6) months from the date hereof.

        7.    Government Law; Jurisdiction; Waiver of Jury Trial.    This letter agreement and the Indemnity Agreement will be deemed made in Illinois and will be governed by the laws of the State of Illinois. The Company irrevocably submits to the jurisdiction of any court of the State of Illinois or the United States District Court of the Northern District of the State of Illinois for the purpose of any suit, action or other proceeding arising out of this letter agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and NRI hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this letter agreement and the transactions contemplated hereby (including, without limitation, any Contemplated Private Placement).

        8.    No Rights in Equityholders, Creditors.    This letter agreement does not create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto. The Company acknowledges and agrees that (a) NRI will act as an independent contractor and is being retained solely to assist the Company in its efforts to effect a Contemplated Private Placement and that, NRI is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating a Contemplated Private Placement, (b) NRI is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the company, and affiliates of the Company or any other person by virtue of this letter agreement and the retention of NRI hereunder, all of which duties and liabilities are hereby expressly waived and (c) nothing contained herein shall be construed to obligate NRI to purchase, as principal, any of the securities offered by the Company in the Contemplated Private Placement. Neither equity holders nor creditors of the Company are intended beneficiaries hereunder. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

        9.    NRI; Other Activities.    It is understood and agreed that NRI or one of its affiliate companies, including Nace Pharma, LLC, may, from time to time, perform investment banking or other services for the Company and other entities that are or may be the subject of the engagement contemplated by this letter agreement. This is to confirm that Contemplated investors identified or contacted by NRI could include entities in respect of which NRI or its affiliates may have rendered or may in the future render services.

        10.    Other.    This letter agreement may not be modified or amended except in writing executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

        If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us. We look forward to working with you.

Best regards,
NACE RESOURCES, INC.
By:	/s/ STUART FUCHS
Name: Stuart Fuchs Its: President
ACCEPTED AND AGREED AS OF: THE DATE FIRST ABOVE WRITTEN
PROVECTUS PHARMACEUTICALS, INC.
By:	/s/ CRAIG DEES Craig Dees, Ph.D. Chief Executive Officer